EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 10, 2006, accompanying the financial statements of Spherix Incorporated for the year ended December 31, 2005, incorporated by reference in the Registration Statement (File No. 333-126930) and Prospectus.  We consent to the use of the aforementioned report incorporated by reference in the Registration Statement (File No. 333-126930) and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

McLean, Virginia
December 15, 2006